Exhibit 10.20

WHITNEY HOLDING CORPORATION

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective as of January 1, 2008

WHITNEY HOLDING CORPORATION
DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE I PURPOSE		1
ARTICLE II DEFINITIONS		1
2.1	Beneficiary	1
2.2	Benefit Commencement Date	1
2.3	Bonus	2
2.4	Change in Control	2
2.5	Class Year	2
2.6	Compensation	2
2.7	Deferral Election	3
2.8	Deferred Benefit Account	3
2.9	Determination Date	3
2.10	Disabled or Disability	3
2.11	Employer	3
2.12	Employer Contributions	3
2.13	Enrollment Period	3
2.14	Financial Hardship	3
2.15	Grandfathered Account	3
2.16	Interest Earnings Rate	4
2.17	On-Line Enrollment	4
2.18	Participant	4
2.19	Plan Committee	4
2.20	Plan Year	4
2.21	Retirement Date	4
2.22	Savings Plus Plan	4
2.23	Specified Employee	4
2.24	Termination of Employment	4
2.25	Unforeseeable Emergency	4
2.26	Other Definitions	5
ARTICLE III ELIGIBILITY AND PARTICIPATION		5
3.1	Conditions of Eligibility	5
3.2	Participation	5
3.3	No Effect on Other Benefits	5
ARTICLE IV COMPENSATION DEFERRALS AND OTHER CONTRIBUTIONS		5
4.1	Limitations on Compensation Deferrals	5
4.2	Deferral of Compensation or Bonus	5
4.3	Employer Contributions	6

- i -

4.4	Deferred Benefit Accounts	6
ARTICLE V MAINTENANCE OF DEFERRED BENEFIT ACCOUNTS		7
5.1	Status of Accounts	7
5.2	Investment Policy	7
5.3	Investment of Accounts	7
5.4	Interest Earnings Rate	8
5.5	Liability for Deferred Benefit Account	8
5.6	Valuation of Accounts	8
5.7	Valuation Notice	9
ARTICLE VI RETIREMENT BENEFITS		9
6.1	Special Definitions	9
6.2	Time of Payment	9
6.3	Disability Benefit	9
6.4	Special Payment Election Rules	10
6.5	Determination of Retirement Benefit	10
6.6	Form of Retirement Benefit	10
6.7	Cash Out of Small Benefits	11
ARTICLE VII DEATH BENEFITS		11
7.1	Special Definition	11
7.2	Participant's Death Before Benefit Commencement Date	11
7.3	Participant's Death After Benefit Commencement Date	11
7.4	Death of Beneficiary	11
7.5	Single-Sum Payment	12
ARTICLE VIII HARDSHIP AND OTHER BENEFITS		12
8.1	Withdrawals on Account of Financial Hardship or Unforeseeable Emergency	12
8.2	Benefit Payable on Termination for Cause	13
8.3	Early Payments	14
ARTICLE IX PLAN ADMINISTRATION		14
9.1	Powers	14
9.2	Payments	14
9.3	Delegation of Administrative Authority	14
ARTICLE X PARTICIPANTS' RIGHTS		15
10.1	Spendthrift Provision	15
10.2	Plan Not an Employment Agreement	15
10.3	Offset	15
10.4	Obligation for Benefit Payments	15
10.5	Taxes	15
10.6	Employer's Protection	15
ARTICLE XI MISCELLANEOUS		16
11.1	Termination of Plan	16

- ii -

11.2	Funding	16
11.3	Change in Control	17
11.4	Inurement	17
11.5	Amendments and Modifications	17
11.6	Governing Law	17

- iii -

WHITNEY HOLDING CORPORATION
DEFERRED COMPENSATION PLAN

This Whitney Holding Corporation Deferred Compensation Plan (the "Plan") is adopted by Whitney Holding Corporation, a corporation organized and existing under the laws of the State of Louisiana, and shall be first effective as of the date of its adoption by the Compensation Committee of the Board of Directors.  The Plan was subsequently last amended and restated effective as of January 1, 2008 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any ambiguity hereunder shall be interpreted in such a way as to comply, to the extent necessary, with Section 409A of the Code and the regulations thereunder.

ARTICLE I

PURPOSE

This Plan is intended to be an unfunded deferred compensation arrangement for the benefit of certain key management employees of Whitney Holding Corporation and its corporate subsidiaries within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As such, this Plan is not intended to constitute an employee benefit plan under ERISA which is subject to the provisions of Parts 2, 3 and 4 of Title I of ERISA. In accordance with such intent, any obligation of the Employer to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a Participant or Beneficiary to enforce such obligation shall be solely as a general creditor of the Employer. Further, the Plan is not intended to constitute a qualified employee benefit plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE II

DEFINITIONS

The following words and phrases shall have the meanings and applications set forth below:

2.1           Beneficiary.  The person, persons, entity or entities designated by a Participant, during On-Line Enrollment, to receive Death Benefits payable under the Plan. If no Beneficiary survives the Participant, such benefits shall be payable to the Participant's estate, and the estate shall be deemed to be the Beneficiary under this Plan. A Participant shall be entitled to amend the designation of a Beneficiary at any time, and any such amendment shall be effective when it is received by the Plan Committee.

2.2           Benefit Commencement Date.  The date on which the payment of a Participant's Retirement Benefit under the Plan is paid or first commences. Such date will be designated by each Participant during the On-Line Enrollment process. If more than one Deferred Benefit Account is maintained for a Participant hereunder, a separate Benefit Commencement Date shall be designated with respect to each such account.

    2.3           Bonus.  The amount payable to a Participant, determined by the committee on an annual basis, under the Whitney Holding Corporation Executive Incentive Compensation Plan. The deferral of a Bonus hereunder shall be in lieu of any form of deferral permitted under the Whitney Holding Corporation Executive Incentive Compensation Plan.

2.4           Change in Control.  Change in Control means that:

a.
Any "person," including any "group," determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of securities of the Whitney Holding Corporation representing 20% or more of the combined voting power of the Holding Corporation's then outstanding securities, without the approval, recommendation, or support of the Board of Directors of the Whitney Holding Corporation as constituted immediately prior to such acquisition;

b.
The Federal Deposit Insurance Corporation or any other regulatory agency negotiates and implements a plan for the merger, transfer of assets and liabilities, reorganization, and/or liquidation of the Whitney National Bank;

c.
Either of the Whitney Holding Corporation or the Whitney National Bank is merged into another corporate entity or consolidated with one or more corporations, other than a wholly-owned subsidiary of the Whitney Holding Corporation;

d.
A change in the members of the Board of Directors of the Whitney Holding Corporation which results in the exclusion of a majority of the "continuing board." For this purpose, the term "continuing board" means the members of the Board of Directors of the Whitney Holding Corporation, determined as of the date on which this Plan is executed, and subsequent members of such board who are elected by or on the recommendation of a majority of such "continuing board"; or

e.	The sale or other disposition of all or substantially all of the stock or the assets of the Whitney National Bank or the Whitney Holding Corporation (or any successor corporation thereto).

The Plan Committee shall determine whether a Change in Control has occurred under this Paragraph 2.3.  Notwithstanding the foregoing, in the event the Plan Committee determines that a Change in Control has occurred, the Plan shall be terminated in accordance with Section 11.3 in a manner that complies with Code Section 409A and the Final Regulations thereunder.

2.5           Class Year.  Each calendar year.  Notwithstanding the foregoing, the “2004 Class Year” includes all amounts deferred into the Plan in 2004 and in any calendar years prior to 2004.

2.6           Compensation.  The base salary paid by the Employer to a Participant for services rendered during a calendar year, but determined before reduction for compensation deferred pursuant to this Plan or any other plan maintained by the Employer. For this purpose, "Compensation" shall not include the amount of any long-term disability benefit or any form of retirement or deferred compensation payment distributed from a plan sponsored by the Employer.

2.7           Deferral Election.  An election by a Participant to defer a specific amount or percentage of (a) Compensation, or (b) any Bonus, as the case may be, for each Class Year which election shall be made in writing in accordance with the provisions of Article IV hereof.

2.8           Deferred Benefit Account.  An account maintained on the books of the Employer with respect to each Participant's Deferral Election. Each such account shall relate to deferrals made for each Class Year as designated by such Participant.

2.9           Determination Date.  The last day of each Plan Year, and such other dates as may be designated, from time to time, by the Plan Committee.

2.10           Disabled or Disability.  A Participant shall be deemed to be Disabled if the Participant (i) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 6 months under an accident and health plan covering employee’s of the Employer, or (ii) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  The Plan Committee shall determine whether a Participant is Disabled according to the above criteria.

2.11           Employer.  Whitney Holding Corporation, a corporation organized and existing under the laws of the State of Louisiana, and any corporate subsidiary of Whitney Holding Corporation.

2.12           Employer Contributions.  The amount credited to a Participant's Deferred Benefit Account, if any, in accordance with Section 4.4 hereof for each Class Year.

2.13           Enrollment Period.  The period designated by Employer’s Corporate Human Resource Department each year, provided however, that such period shall end on or before the last business day of each year.

2.14           Financial Hardship. The occurrence of a severe financial hardship resulting from extraordinary and unforeseeable circumstances beyond the control of a Participant, including a Disability.  Any distribution for Hardship shall be limited to amounts in a Participant’s Grandfathered Account.

2.15           Grandfathered Account.  The value of the Deferred Benefit Account of each Participant on December 31, 2004 including (i) the amount of any Employer Contribution for 2004, if any, even if such amount had not been credited to a Participant’s Deferred Benefit Account as of December 31, 2004, and (ii) any earnings accruing to the Participant’s Grandfathered Account.   For purposes of this Plan, no part of the Participant’s Grandfathered Deferred Benefit Account shall be subject to Code Section 409A, including the 6 month delay for payments to Specified Employees under Section 6.2 of this Plan.  For purposes of this Plan, the “Non-Grandfathered Account” shall equal the Participant’s Deferred Benefit Account balance on the date of the Participant’s Termination of Employment, minus the amount of the Participant’s Grandfathered Account.  The Non-Grandfathered Account shall be subject to Code Section 409A.

2.16           Interest Earnings Rate. The interest rate designated, from time to time, by the Plan Committee in accordance with Article V hereof. The initial Interest Earnings Rate shall be two percentage points greater than the monthly average of the Moody's Corporate Bond Yield Average - Monthly Average Corporate, as published by Moody's Investor's Service, Inc. or a successor thereto.

2.17           On-Line Enrollment.  The annual process completed by each Participant using Fidelity Investment’s Net-Benefits internet site which allows a Participant to electronically  provide for the deferral of Compensation or Bonus amounts under this Plan, the designation of a Benefit Commencement Date for each Class Year, the election of the form of benefit payment for each Class Year, and the designation of a Beneficiary using the electronic format provided by Net Benefits.

2.18           Participant. An executive or officer of the Employer who is eligible and elects to participate in this Plan in accordance with Article III.

2.19           Plan Committee.  The Plan Committee is the administrator of this Plan, the members of which are the members of the Compensation and Human Resource Committee of the Board of Directors of the Whitney Holding Corporation.

2.20           Plan Year.  The twelve-month period beginning each January 1st and ending each December 31st; the first Plan Year shall be a short period commencing as of the date on which this Plan is adopted by the Board of Directors of Whitney Holding Corporation and ending as of December 31, 1993.

2.21           Retirement Date.  The date the Participant reaches age 65.

2.22           Savings Plus Plan.  A qualified employee benefit plan maintained by Whitney National Bank known as the Whitney National Bank Savings Plus Plan, last amended and restated as of January 1, 2004.

2.23           Specified Employee.  A Participant who falls within the meaning of such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that as permitted in the Final 409A Regulations, the Employer’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with a policy adopted by the Compensation and Human Resource Committee of the Board of Directors, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Employer, including this Plan.

2.24           Termination of Employment.  A separation from service under Code Section 409A and the Final 409A Regulations.

2.25           Unforeseeable Emergency.  A severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s

Beneficiary or a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Except as otherwise provided herein, the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Any distribution for an Unforeseeable Emergency shall be limited to amounts in a Participant’s Non-Grandfathered Account.

2.26           Other Definitions.  The terms "Retirement Benefit," "Retirement Date," "Termination Benefit," and "Death Benefit" shall have the respective meanings set forth below.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1           Conditions of Eligibility.  Eligibility to become a Participant in this Plan shall be determined by the Plan Committee, in its sole discretion, from time to time. Participants hereunder shall be executives or officers of the Employer, who may be designated individually or by groups or categories, in the discretion of the Plan Committee. Any such determination shall be conclusive and binding upon all persons.

3.2           Participation.  The Employer or the Plan Committee, as the case may be, shall notify each executive or officer of his or her eligibility to participate in this Plan. Eligible executives or officers may elect to participate in this Plan by completing the On-Line Enrollment process during the Enrollment Period.   The initial Enrollment Period for an individual who is newly employed by the Employer is the period beginning on his or her first day of employment and ending 30 days after the initial date of employment.

3.3           No Effect on Other Benefits.  Any other compensation paid or benefits provided to a Participant shall be in addition to and not in lieu of the benefits provided to such Participant under this Plan. Except as otherwise provided herein, nothing in this Plan shall be construed as limiting, varying or reducing the provision of any benefit available to a Participant, such Participant's estate or Beneficiary pursuant to any employment agreement, retirement plan, including any qualified pension or profit-sharing plan, health, disability or life insurance plan or any other form of agreement or arrangement between the Employer and a Participant.

ARTICLE IV

COMPENSATION DEFERRALS AND OTHER CONTRIBUTIONS

4.1           Limitations on Compensation Deferrals.  The Plan Committee, in its discretion, may limit the amount of Compensation deferred by any Participant hereunder. The Plan Committee shall notify all Participants, in writing, of any such limitation. Any such limitation shall be effective as of the effective date hereof and thereafter as of the January 1st which coincides with or immediately follows the date on which any such limitation is adopted by the Plan Committee.

4.2           Deferral of Compensation or Bonus.  The Employer shall defer from the Compensation or Bonus otherwise payable to a Participant the amount, if any, specified by such Participant. A Participant who wishes to defer compensation must irrevocably elect to do so during the applicable Enrollment Period for the next Class Year. The Enrollment Period shall end prior to the first day of the service year with respect to the applicable deferrable amount. The “service year” is the Participant’s taxable year in which the services related to the deferrable amount will be performed by the Participant.  Elections shall be made annually for each Class Year.

After the initial Plan Year hereunder, a Participant is required to complete the On-Line Enrollment process for each succeeding Class Year.  Any such Deferral Elections made during the Enrollment Period shall apply solely to Compensation payable or to a Bonus earned after January 1st of the immediately following Class Year.

4.3           Employer Contributions.  The Employer, in its discretion, may allocate to a Deferred Benefit Account hereunder contributions made on behalf of one or more Participants. Any such allocation shall be subject to the following rules:

a.
Amount.  The Plan Committee, in its sole discretion, shall determine the amount of any such contribution. Any such contribution need not be uniform with respect to all Participants hereunder, but may be made with respect to any Participant or group of Participants designated by the Plan Committee.

b.
Allocation.  The amount of any such contribution shall be allocated to the Deferred Benefit Account of each affected Participant in accordance with the instructions of the Plan Committee, as a matching contribution or otherwise. Any such allocation shall be made with respect to the calendar year in which the contributions were declared.

4.4           Deferred Benefit Accounts.  The amount of Compensation deferred under each Deferral Election for each Class Year shall be credited by the Employer to a Deferred Benefit Account established for the Participant with respect to such election.  Compensation deferred under this Plan prior to January 1, 2005 shall be part of a Participant’s Grandfathered Account and 2004 Class Year.

Each Deferred Benefit Account shall be credited with amounts deferred by the Participant for a separate Class Year.  Each such Participant may:

a.	Beneficiary. Designate a separate Beneficiary with respect to each such account; and

b.	Time and Method of Payment. Designate separately the time and method of payment with respect to each such account.

Once a deferral hereunder is credited to a specific Deferred Benefit Account, in no event shall such deferral (or earnings or losses allocated thereto) be allocated to another Deferred Benefit Account maintained for the same Participant hereunder.

ARTICLE V

MAINTENANCE OF DEFERRED BENEFIT ACCOUNTS

5.1           Status of Accounts.  A Deferred Benefit Account established in accordance with the terms of this Plan shall be a bookkeeping entry only. The establishment and maintenance of any such account in accordance with the terms of this Plan shall not be deemed to constitute a trust, create any other form of fiduciary relationship between the Employer and any Participant or Beneficiary or otherwise create, for the benefit of any Participant or Beneficiary, an ownership interest in or expectation of any specific asset of the Employer.

5.2           Investment Policy.  The Plan Committee shall direct the investment of amounts credited to accounts hereunder. Such direction may provide for the aggregation of all accounts or for the investment of such accounts in accordance with the instructions of each Participant. Such determination shall be made in the sole discretion of the Plan Committee and need not be uniform as to all Deferred Benefit Accounts maintained hereunder.

If the Plan Committee permits a Participant to specify the manner in which his or her accounts are to be invested, such specifications shall be deemed to be advisory only and shall not bind the Employer or the Plan Committee to acquire any specific property or to invest the assets of any trust (as contemplated under Paragraph 11.2 hereof) in accordance with such specifications; instead, such specifications shall be deemed to establish the amount of gain or loss to be allocated to each affected Participant's Deferred Benefit Account or Accounts hereunder.

5.3           Investment of Accounts.  If the Plan Committee determines that the accounts shall be aggregated for investment purposes, the Plan Committee shall confer on the trustee of any trust established in accordance with Paragraph 11.2 hereof, or an investment manager appointed by the Plan Committee, discretionary authority and control over the investment of such accounts or shall direct the investment of accounts.

If the Plan Committee permits Participants to specify investments, such accounts may be invested in the types of property, including open or closed end mutual funds, common or collective funds or other pooled or collective accounts, as may be designated, from time to time, by the Plan Committee, which property shall include at least the following investment options:

a.	An equity fund, which fund shall consist primarily of shares of common or preferred stock other than securities issued by the Employer;

b.
An international fund, which fund shall consist primarily of shares of publicly traded mutual funds that invest primarily in securities of companies located in the Americas (other than U.S.), the Far East, the Pacific rim and Western Europe;

c.
A fixed income fund, which fund shall consist primarily of interest-bearing securities issued by the United States government or agencies thereof, or similar securities issued by corporations other than the Employer, with varying maturity dates; and

d.	A money market fund, which fund shall consist primarily of money market obligations issued by financial institutions, corporations and the United States government.

The Plan Committee shall, in its discretion, adopt from time to time rules governing the investment of accounts hereunder, including, without limitation, (a) the increments in which investment specifications shall be expressed, (b) the times at which changes can be made, (c) distinctions between the investment of prospective contributions and existing account balances, and (d) such other procedures as the Plan Committee may determine are necessary or appropriate. Such procedures need not be uniform as to all Participants in this Plan.

If a Participant ceases to be an Employee of the Employer for any reason, the Plan Committee, in its sole discretion, may direct that such Participant's accounts be invested in one or more investment options designated by such committee or may permit such Participant or Beneficiary to continue to specify the investments in which his or her accounts are deemed to be invested. Such determination shall be made in the sole discretion of the committee and need not be uniform as to all Participants in the Plan.

5.4           Interest Earnings Rate.  In addition to the investment options made available under Paragraph 5.3 hereof, the Plan Committee may, in its discretion, make available to all or any Participant hereunder an investment option which provides for the crediting of a rate of interest in an amount equal to the Interest Earnings Rate, as the same may be adjusted from time to time. The Plan Committee, in its sole discretion, shall adopt uniform procedures with respect to the crediting and compounding of such rate.

The Plan Committee, in its sole discretion, shall have the power and authority to determine the Interest Earnings Rate payable hereunder, from time to time, which may be fixed or variable. Any such determination shall be made, in writing, and shall be effective as of the January 1st which coincides with or immediately follows the date on which such determination is made.

5.5           Liability for Deferred Benefit Account.  If designated by the Plan Committee, each Participant shall have exclusive responsibility for and control over the gain or loss deemed to he derived from the investment of amounts allocated to his or her accounts. Neither the Board of Directors, the Employer nor the Plan Committee shall have any duty, responsibility or right to question a Participant's investment specifications with respect to his or her accounts. Neither the Board of Directors, the Employer nor the Plan Committee shall be responsible for any loss which may result from a Participant's exercise of control over the investment of his or her Deferred Benefit Accounts.

5.6           Valuation of Accounts.  At least as frequently as each Determination Date, any gain or loss attributable to each Participant's investment specifications, any charge or expense to be paid by any Participant, and any distributions or withdrawals, all determined since the immediately preceding Determination Date, shall be allocated or charged against each Participant's accounts. For this purpose, gain or loss shall be computed as if each such account was actually invested in accordance with the instructions of each Participant.

    5.7           Valuation Notice.  At least as frequently as each Determination Date, the Plan Committee shall furnish each Participant, or make available to each Participant electronically at a designated web site, with a valuation notice which includes the amounts credited to the Participant's account maintained under the Plan and the earnings or losses allocated to such account.

ARTICLE VI

RETIREMENT BENEFITS

6.1           Special Definitions.  For purposes of this Article VI, the following words shall have the meanings set forth below:

a.	Retirement Benefit means a benefit payable to a Participant in accordance with this Article VI.

b.	Retirement Date means the date the Participant attains age 65.

6.2           Time of Payment.  A Participant's Retirement Benefit shall be payable as of the first day of the second calendar month immediately following the Benefit Commencement Date designated by such Participant for each Class Year subject to the provisions of subparagraphs (a) and (b).  Such designation shall be made during the On-Line Enrollment Process and shall be irrevocable except as otherwise provided in Section 6.4.  Subparagraphs (a) and (b) shall not apply if the Benefit Commencement Date elected by the Participant during the On-Line Enrollment process is a specified payment date (i.e., the date the Participant attains a designated age (between 55 and 70)).

a.
If a Participant is a Specified Employee on the date of his or her Termination of Employment from the Employer, and payment is due from this Plan on account of Termination of Employment (but not death or Disability) and payment is due in a lump sum, the Participant’s right to receive such payment will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Termination of Employment.  This Section 6.2a shall not apply to any portion of the Participant’s Grandfathered Account.

b.
If a Participant is a Specified Employee on the date of his or her Termination of Employment from the Employer, and payment(s) are due from this Plan on account of Termination of Employment (but not death or Disability) and payments are due in annual installments, the Participant’s right to begin to receive the first annual installment will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Termination of Employment whereupon the initial installment payment will be paid and distributed to the Participant (without interest) and the normal payment schedule for the remaining annual installment payments will resume.  This Section 6.2b shall not apply to any portion of the Participant’s Grandfathered Account.

6.3           Disability Benefit.  In the event of Disability, the Employer shall pay to the Participant the benefit described in this Section 6.3 in lieu of any other benefit under this Plan.

a.	The benefit under this Section 6.3 is the amount credited to a Participant’s Deferred Benefits Accounts as of the Participant’s Disability determination date.
b.
The Employer shall pay the benefit to the Participant in the form elected by the Participant during the On-Line Enrollment process for each Class Year commencing on the first business day of the month following the month which includes the Participant’s Disability determination date.

6.4           Special Payment Election Rules.  The timing of a distribution of a Participant’s Non-Grandfathered Account may not be accelerated, except in the event of an Unforeseeable Emergency or other permissible acceleration or distribution under Treas. Reg. Section 1.409A-3(j)(4)(iii) (conflicts of interest), (j)(4)(vi) (payment of employment taxes), (j)(4)(vii) (payment upon income inclusion under Section 409A), (j)(4)(ix) (plan terminations and liquidation), (j)(4)(xi) (payment of state, local or foreign taxes), (j)(4)(xiii) (certain offsets) and (i)(4)(xiv) (bona fide disputes).  Any change which delays the timing of distributions or changes the form of distributions from a Participant’s Non-Grandfathered Account may only be made if the following requirements are met:

a.	Any election to change the time and form of distribution may not take effect until at least 12 months after the date on which the election is made;

b.	Other than in the event of death, the first payment with respect to such election must be deferred for a period of at least 5 years from the date such payment otherwise would have been made; and

c.	Any election related to a change in the payment date must be executed at least 12 months prior to the date on which the payment being changed was scheduled to begin.

6.5           Determination of Retirement Benefit.  A Participant's Retirement Benefit shall equal the amount credited to such Participant's affected Deferred Benefit Account(s) as of the last day of the calendar month immediately preceding such Participant's Benefit Commencement Date, increased to reflect the principal amount of any deferral since such date, if any. The Plan Committee shall determine the amount of the Retirement Benefit in accordance with the guidelines set forth hereunder in this Section 6.5; any such determination shall be conclusive and binding on all Participants hereunder.

6.6           Form of Retirement Benefit.  With respect to any Deferred Benefit Account, a Retirement Benefit shall be payable in accordance with the Participant's election during On-Line Enrollment in the form of:

a.	Substantially equal annual installment payments for 5 consecutive years;

b.	Substantially equal annual installment payments for 10 consecutive years;

c.	Substantially equal annual installment payments for 15 consecutive years; or

d.	A single-sum payment.

If no election is received by the Plan Committee for a Class Year, or if a Participant’s election cannot be administered, such Participant’s Retirement Benefit shall be distributed in the form of a single-sum payment.  For purposes of this Plan, a Participant’s right to a series of installment payments, as elected during On-Line Enrollment is treated as the right to separately identified payments.  If a Participant elects installment payments in accordance with subparagraphs (a) – (c) of this Paragraph 6.6 or otherwise, the initial payment shall be made in accordance with Paragraph 6.2 hereof. Thereafter, each annual installment payment shall be made as of each February 1st.

6.7           Cash Out of Small Benefits.  Notwithstanding Section 6.2, if the value of a Participant's Retirement Benefit as to any Deferred Benefit Account is $50,000 or less (taking into account all Deferred Benefit Accounts maintained for a Participant) on the date of the Participant’s Termination of Employment, the Plan Committee shall distribute such amount to the Participant in the form of an immediate single-sum payment no later than sixty days following the Participant’s Termination of Employment.   Notwithstanding the foregoing, if the Participant is a Specified Employee on the date of his Termination of Employment, the Plan Committee shall distribute the amount payable to the Participant from his Non-Grandfathered Account on the first day of the seventh month following his Termination of Employment.  No additional benefit shall be payable with respect to such account under this Plan.

ARTICLE VII

DEATH BENEFITS

7.1           Special Definition.  The term Death Benefit shall mean a benefit payable in accordance with this Article VII. Such benefit shall be payable in lieu of, and not in addition to, any Retirement Benefit otherwise payable under the Plan.

7.2           Participant's Death Before Benefit Commencement Date.  If a Participant dies before his or her Benefit Commencement Date, a Death Benefit shall be distributed to his or her Beneficiary in accordance with the provisions of this Paragraph 7.2.

a.
Amount.  The amount of the Death Benefit shall equal the aggregate amount of such Participant's Deferred Benefit Accounts, determined as of the last day of the calendar month preceding the date of the Participant's date of death, increased by the principal amount of deferrals, if any, made since such last day.

b.
Form.  A Death Benefit payable under this Paragraph 7.2 shall automatically, be distributed to the Participant's Beneficiary in the form of a single-sum payment no later than 90 days following the Participant's date of death.

7.3           Participant's Death After Benefit Commencement Date.  Except as provided in Paragraph 7.5 hereof, if a Participant dies after his or her Benefit Commencement Date, the Employer shall pay to the Participant's Beneficiary the remaining Retirement Benefit which would otherwise be payable to the deceased Participant, determined in accordance with the terms of his or her election.

    7.4           Death of Beneficiary.  In the event of the death of a Beneficiary to whom a Death Benefit is payable, the remaining Death Benefit to which such Beneficiary was entitled at the time of such Beneficiary's death, if any, shall be payable to the beneficiary or beneficiaries designated in writing by such Beneficiary on a form submitted by such Beneficiary to the Plan Committee (or such benefits shall be payable to the Beneficiary's estate if the Beneficiary fails to designate a beneficiary or beneficiaries).

7.5           Single-Sum Payment.  If the value of a Death Benefit is $50,000 or less (taking into account all Deferred Benefit Accounts maintained for a deceased Participant), the Plan Committee shall distribute such amount to the Participant's Beneficiary in the form of a single-sum payment, and no additional benefits shall be payable under this Plan with respect to such Participant.

ARTICLE VIII

HARDSHIP AND OTHER BENEFITS

8.1           Withdrawals on Account of Financial Hardship or Unforeseeable Emergency.  If a Participant experiences a Financial Hardship, such Participant may request the Plan Committee to approve the withdrawal of all or a portion of his or her Deferred Benefit Accounts in the form of an immediate single-sum payment, subject to the limitations set forth in this Paragraph 8.1.

a.
Limitations.  Withdrawals for a Financial Hardship shall be limited to amounts in a Participant’s Grandfathered Account and withdrawals for an Unforeseeable Emergency shall be limited to amounts in a Participant’s Non-Grandfathered Account.

b.
Request.  A request for withdrawal for either a Financial Hardship or Unforeseeable Emergency shall be made in writing and shall set forth the circumstances surrounding the Financial Hardship or Unforeseeable Emergency. As a condition of and part of such request, the Participant shall provide to the Plan Committee his or her written representation that (i) the Financial Hardship or Unforeseeable Emergency cannot be relieved by insurance or other reimbursement reasonably available to the Participant, (ii) the Financial Hardship or Unforeseeable Emergency can only be relieved by liquidation of the Participant's assets (other than liquid assets) and any such liquidation would itself result in severe damage or injury to the Participant, and (iii) the Participant has no reasonable borrowing capacity to relieve the Financial Hardship or Unforeseeable Emergency. The Plan Committee shall be entitled to request such additional information as may be reasonably required to determine whether a Financial Hardship exists and the amount of the Financial Hardship or Unforeseeable Emergency and to establish additional conditions precedent to the review or granting of a request for a withdrawal on account of a Financial Hardship or Unforeseeable Emergency.

c.	Amount. If the Plan Committee determines that a Financial Hardship or Unforeseeable Emergency exists, the Plan Committee may authorize the immediate distribution of an amount required to meet the financial need created by such Financial Hardship or Unforeseeable Emergency, including any taxes payable on account of such distribution.

d.
Benefit Reduction.  Notwithstanding any provision of this Plan to the contrary, the principal amount of a withdrawal on account of a Financial Hardship or Unforeseeable Emergency shall reduce the amount credited to a Participant's Deferred Benefit Accounts. Such reduction shall be made pro rata from each such account.  Notwithstanding the foregoing, distributions on account of a Financial Hardship shall reduce the amount credited to a Participant’s Grandfathered Account and distributions on account of an Unforeseeable Emergency shall reduce the amount credited to a Participant’s Non-Grandfathered Account.

e.
Cessation of Current Deferral.  The Plan Committee shall require, as a condition of any withdrawal on account of a Financial Hardship or Unforeseeable Emergency, the termination of any Deferral Election as to any Compensation with respect to which services have not yet been performed. In no event shall the affected Participant be entitled to commence a new Deferral Election until the January 1st immediately following the year in which such cessation of a deferral occurs.

f.
Administration.  The Plan Committee shall establish such additional rules as may be reasonably required to administer the withdrawal of amounts under this Paragraph 8.1. Such rules may include, but shall not be limited to, the imposition of additional conditions precedent to the withdrawal, the determination of the amount of any Financial Hardship or Unforeseeable Emergency, the determination of the amount of any benefit reduction, and the disposition of any terminated Deferral Election under Paragraph 8.1d, hereof. The determination by the Plan Committee as to all matters pertaining to a Financial Hardship or Unforeseeable Emergency shall be final and binding upon all affected Participants and Beneficiaries.

8.2           Benefit Payable on Termination for Cause.  Notwithstanding any other provision of this Plan to the contrary, if a Participant's employment with the Employer is terminated for cause before his or her Benefit Commencement Date, the Participant's participation in this Plan shall be terminated and the Participant shall not be entitled to any form of benefit under the Plan; provided, however, that the Participant (or the Participant's Beneficiary) shall be paid the principal amount of such Participant's Grandfathered Account deferred hereunder (but not Employer Contributions or the earnings thereon), as soon as practicable after such termination.  Notwithstanding the foregoing, the principal amount of such Participant’s Non-Grandfathered Account deferred hereunder will be distributed in accordance with the applicable provisions of Article 6 of this Plan.

For purposes of this Paragraph 8.2, the term "cause" means that a Participant is found guilty (by a court of competent jurisdiction), pleads guilty or pleads nolo contendere to any act of fraud or dishonesty against the Employer.

8.3           Early Payments.  Notwithstanding any provision of this Plan to the contrary, the Plan Committee may direct the trustee of any trust established pursuant to Paragraph 11.2, hereof, to distribute to any Participant (or Beneficiary) in the form of an immediate single-sum payment all or any portion of the amount then credited to a Participant's affected Grandfathered  Account, as the case may be, if an adverse determination is made with respect to such Participant. For this purpose, the term adverse determination shall mean that, based upon Federal tax or revenue law, a published or private ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction, a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves such Participant or a determination of counsel, a Participant has or will recognize income for Federal income tax purposes with respect to any amount that is or will be payable under this Plan from his or her Grandfathered Account before it is otherwise to be paid hereunder.   Notwithstanding the foregoing, the Plan Committee may direct the trustee of any trust established pursuant to Paragraph 11.2, hereof, to distribute to a Participant in a single-sum payment the amount credited to a Participant’s Non-Grandfathered Account following the occurrence of one or more of the following permissible accelerated distribution events under Treas. Reg. Section 1.409A-3(j)(4)(iii) (conflicts of interest), (j)(4)(vi) (payment of employment taxes), (j)(4)(vii) (payment upon income inclusion under Section 409A), (j)(4)(ix) (plan terminations and liquidation), (j)(4)(xi) (payment of state, local or foreign taxes), (j)(4)(xiii) (certain offsets) and (i)(4)(xiv) (bona fide disputes).

ARTICLE IX

PLAN ADMINISTRATION

9.1           Powers.  This Plan and all matters related thereto shall be administered by the Plan Committee. The Plan Committee shall have the power and authority to interpret the provisions of this Plan and shall determine all questions arising under this Plan including, without limitation, all questions concerning administration and eligibility. In addition, the Plan Committee shall have the authority to prescribe, amend and rescind rules and administrative procedures relating to the operation of this Plan, to instruct any trustee as to the investment of any asset held for the purposes described in Paragraph 11.2, hereof, and to correct any defect, supply any omission or reconcile any inconsistency in this Plan.

Any determination by the Plan Committee need not be uniform as to all or any Participants hereunder. Any such determination shall be conclusive and binding on all persons. The Plan Committee shall engage the services of such independent actuaries, accountants, attorneys and other administrative personnel as it deems necessary to administer the Plan.

9.2           Payments.  The Plan Committee shall have the power and authority to determine the time and amount of any distribution or withdrawal hereunder. The Plan Committee shall direct the trustee of any trust established pursuant to Paragraph 11.2, hereof, in writing, as to any such distribution or withdrawal. Any withdrawal on account of a Financial Hardship, Unforeseeable Emergency or early payment made in accordance with Article VIII, hereof, shall be deemed to constitute an advance against the affected Participant's Retirement Benefit.

9.3           Delegation of Administrative Authority.  The Plan Committee, in its sole discretion, may delegate such nondiscretionary, ministerial duties as it deems appropriate to the

Corporate Human Resources Department of Whitney National Bank. When acting in accordance with such delegation (whether made orally or in writing) the Corporate Human Resources Department shall be deemed to possess the power and authority granted to the Plan Committee hereunder.

ARTICLE X

PARTICIPANTS' RIGHTS

10.1           Spendthrift Provision.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber any amount payable hereunder. No amount payable under this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony or separate maintenance owed by a Participant or any other person. No amount payable under this Plan shall be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.2           Plan Not an Employment Agreement.  This Plan shall not be deemed to constitute an employment agreement between the parties, nor shall any provision restrict the right of the Employer to discharge any Participant as an employee of the Employer.

10.3           Offset.  If, at the time of any distribution hereunder, a Participant, his or her Beneficiary, or both are indebted to the Employer, then any distribution to be made to the Participant, his or her Beneficiary or both, may, at the discretion of the Employer, be reduced by the amount of such indebtedness.

10.4           Obligation for Benefit Payments.  Notwithstanding any provision of this Plan to the contrary, the payment of benefits under this Plan shall remain the obligation of the Employer. In the event the Employer designates a third-party as the payor of the benefits and the assets of such third-party are insufficient to meet the payment obligations of the Employer under this Plan, the Employer shall remain responsible for such deficiency.

10.5           Taxes.  The Employer or any third-party payor shall withhold from the payment benefits hereunder any amount required to be withheld under applicable federal or state tax laws.

10.6           Employer's Protection.  By completion of the On-Line Enrollment process each Participant shall be deemed to have agreed to cooperate with the Employer by furnishing any and all information reasonably requested by the Plan Committee in order to facilitate the payment of benefits hereunder, including, without limitation, the taking of such physical examinations as the Employer or the Plan may deem necessary and taking such other action as may reasonably be requested by the Employer or the Plan Committee. If a Participant refuses to cooperate, is uninsurable or is insurable at other than standard rates, the Plan Committee, in its sole discretion, may determine that the Participant is ineligible to participate hereunder. Upon any such termination, the Participant shall be entitled to the return of the principal amount of his or her deferrals hereunder from his Grandfathered Account, whether attributable to Compensation, a Bonus or Employer Contributions.

If insurance on the life of any Participant is obtained and such Participant commits suicide during the two-year period beginning on the date of his or her participation in this Plan or if a Participant hereunder makes any material misstatement of information or nondisclosure of medical history, the Plan Committee, in its sole discretion, may terminate the participation of any such Participant hereunder. Upon any such termination, the Participant shall be entitled to the return of the principal amount of his or her deferrals hereunder, whether attributable to Compensation, a Bonus or Employer Contributions from the Participant’s Grandfathered Account.   Amounts deferred hereunder that are attributable to a Participant’s Non-Grandfathered Account shall be paid on the Benefit Commencement Date elected by the Participant during the On-Line Enrollment process except in the event of the Participant’s death or Disability.

ARTICLE XI

MISCELLANEOUS

11.1           Termination of Plan.  The Board of Directors of Whitney Holding Corporation, upon written notice to all Participants and the Plan Committee, shall have the right, at any time, to terminate this Plan. Notwithstanding the foregoing, termination with respect to the portion of the Plan that includes the Non-Grandfathered Accounts must comply with the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix).  Such termination shall become effective when authorized by the Board of Directors of the Whitney Holding Corporation and when written notice is given to all Participants.

Upon the termination of this Plan, each Participant shall receive a benefit (a "Termination Benefit") payable in accordance with the provisions of this Paragraph 11.1.

a.	Amount. The amount of such Termination Benefit shall equal the total amount credited to a Participant's Deferred Benefit Accounts, determined as of the date of termination.

b.	Distribution. A Termination Benefit hereunder shall be distributed no later than 60 days after receipt by the Plan Committee of notice of termination.

c.
Effect on Other Benefits.  A Termination Benefit payable under this Paragraph 11.1 shall be in lieu of, and not in addition to, any other benefit payable to a Participant or his or her Beneficiary under the Plan.

11.2           Funding.  The Employer may establish a trust in connection with the adoption of this Plan. Each year during the continuance of this Plan, the Plan Committee may designate amounts to be added to the trust.

The property comprising the assets of any such trust, including any insurance policy on the life of a Participant purchased by any such trust or contributed to any such trust by the Employer, shall at all times remain the property of such trust. The trustee of any such trust shall distribute the assets comprising such trust in accordance with the provisions of this Plan and the trust agreement, all as instructed by the Plan Committee, but in no event shall such trustee distribute the assets of any such trust to or for the benefit of the Employer, except as provided in any applicable trust agreement.

No Participant or Beneficiary shall have any right to, or claim under or against, any insurance policy on the life of the Participant obtained by the Employer or any asset held in trust to help defray the cost incurred in providing benefits under this Plan. Any such policy or other property shall be, and remain, a general, unpledged asset of the Employer or the trust, as the case may be.

11.3           Change in Control.  Upon the occurrence of a Change in Control, as determined by the Plan Committee, this Plan shall be deemed to have been irrevocably terminated on a date to be determined by the Plan Committee. The Plan Committee shall provide written notice to all Participants and the Board of Directors of Whitney Holding Corporation of such termination, and such termination shall become effective when such written notice is given but in no event may the termination date be later than 12 months after the date the Change in Control occurred. Upon such a termination, each Participant (or Beneficiary hereunder) shall receive a Termination Benefit payable in accordance with the provisions of Paragraph 11.1 hereof. Notwithstanding the foregoing, termination with respect to the portion of the Plan that includes the Non-Grandfathered Accounts must comply with the requirements of the Final 409A Regulations.

11.4           Inurement.  This Plan shall be binding upon and shall inure to the benefit of the Employer and each Participant hereto and their respective heirs, executors, administrators, successors and assigns.

11.5           Amendments and Modifications.  Except as specifically provided herein, this Plan may be changed or altered by written instrument signed by the Board of Directors of Whitney Holding Corporation.  However, no amendment, modification, or termination shall, without the consent of a Participant, adversely affect such Participant's accruals in his or her Deferred Benefit Account as of the date of such amendment, modification, or termination.

11.6           Governing Law.  This Plan is governed by the laws of the State of Louisiana, in all respects, including matters of construction, validity and performance.

Executed this _____ day of ______________, 2007, in multiple counterparts, each of which shall be deemed an original.

WHITNEY HOLDING CORPORATION

By: ________________________________

Title: Chairman of the Board and
          Chief Executive Officer

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